Exhibit 99.1

Allscripts Contacts: Dan Michelson Chief Marketing Officer 312-506-1217 dan.michelson@allscripts.com	Bill Davis Chief Financial Officer 312-506-1211 bill.davis@allscripts.com

FOR IMMEDIATE RELEASE

Allscripts Reports Second Quarter 2005 Results

Software and Related Services Revenue Increases by 62.5% Over Prior Year

CHICAGO, IL – July 26, 2005 – Allscripts Healthcare Solutions (Nasdaq: MDRX), the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare, announced its results for the three and six months ended June 30, 2005.

Total revenue for the three months ended June 30, 2005, was $29.5 million, compared to $25.6 million for the same period last year. Revenue from software and related services for the three months ended June 30, 2005, was $16.1 million, compared to $9.9 million for the same period last year, increasing by approximately 62.5%.

Gross margin percentage was approximately 47.0% for the second quarter of 2005, compared to 39.4% during the second quarter of 2004.

Net income for the three months ended June 30, 2005, was $2.0 million, or $0.05 per diluted share, compared to net income of $0.7 million, or $0.02 per diluted share, for the same period last year.

As of June 30, 2005, the Company had cash and marketable securities of $134.9 million.

“Our growing sales and bottom line are a result of continued execution on our business model across our electronic health record, physician education and medication services offerings,” commented Glen Tullman, Chief Executive Officer of Allscripts. “Working closely with our clients, we are leading the market in informing and connecting physicians and patients to other healthcare stakeholders, which is the key to transforming healthcare. And, the value of each of our clients, as reference sites and prospects for innovative new products, such as TouchWorks iHealth, continues to grow. Every day we are making progress toward our vision of becoming an indispensable part of the way physicians practice medicine.”

Total revenue for the six months ended June 30, 2005, was $55.7 million, compared to $48.8 million for the six months ended June 30, 2004. Revenue from software and related services for the six months ended June 30, 2005, was $30.5 million, compared to $18.8 million for the same period last year, increasing by approximately 61.7%.

Gross margin percentage was approximately 46.7% for the six months ended June 30, 2005, compared to 39.4% for the six months ended June 30, 2004.

Net income for the six months ended June 30, 2005, was $3.4 million, or $0.08 per diluted share, compared to net income of $1.0 million, or $0.02 per diluted share, for the same period last year.

Allscripts will conduct a conference call on Tuesday, July 26, 2005, at 4:30 PM eastern time. The conference call can be accessed by dialing 1-800-374-0526, or via the Internet at www.allscripts.com. A recording of the conference call will be available for review through August 9, 2005, at www.allscripts.com or by calling 1-800-642-1687, ID # 7815470.

About Allscripts

Allscripts Healthcare Solutions is the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare. The Company provides unique solutions that inform, connect and transform healthcare. The Clinical Solutions Group’s award-winning clinical software applications include Electronic Health Record, e-prescribing and document imaging solutions. Allscripts’ Physicians Interactive Group provides clinical product education and connectivity solutions for physicians and patients. The Company’s Medication Services Group provides medication fulfillment services. To learn more, visit Allscripts on the Web at www.allscripts.com.

This announcement may contain forward-looking statements about Allscripts Healthcare Solutions that involve risks and uncertainties. These statements are developed by combining currently available information with Allscripts beliefs and assumptions. Forward-looking statements do not guarantee future performance. Because Allscripts cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, Allscripts’ actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect Allscripts, see the Company’s 2004 Annual Report on Form 10-K, available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov.

Allscripts Healthcare Solutions, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands, except per-share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue:
Prepackaged medications	$11,489	$12,396	$21,324	$23,580
Software and related services	16,145	9,934	30,455	18,829
Information services	1,900	3,278	3,950	6,354

Total revenue	29,534	25,608	55,729	48,763
Cost of revenue:
Prepackaged medications	9,697	10,054	17,420	18,807
Software and related services	5,231	3,611	10,485	7,123
Information services	725	1,854	1,776	3,598

Total cost of revenue	15,653	15,519	29,681	29,528

Gross profit	13,881	10,089	26,048	19,235
Operating expenses:
Selling, general and administrative expenses	11,458	9,103	21,815	17,863
Amortization of intangibles	436	445	872	874

Income from operations	1,987	541	3,361	498
Interest expense	(898)	—	(1,805)	—
Interest income	957	220	1,834	437
Other income (expense), net	(13)	(65)	(23)	28

Income before income taxes	2,033	696	3,367	963
Income taxes	—	—	—	—

Net income	$2,033	$696	$3,367	$963

Net income per share - basic	$0.05	$0.02	$0.09	$0.02

Net income per share - diluted	$0.05	$0.02	$0.08	$0.02

Weighted average shares of common stock outstanding used in computing basic net income per share	39,824	39,469	39,451	39,319

Weighted average shares of common stock outstanding used in computing diluted net income per share	43,144	42,431	42,585	42,113

Allscripts Healthcare Solutions, Inc.

Condensed Consolidated Balance Sheets

(amounts in thousands)

	June 30, 2005	December 31, 2004

	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$36,779	$16,972
Marketable securities	44,814	22,796
Accounts receivable, net	23,323	21,382
Other receivables	671	627
Inventories	1,929	2,372
Prepaid expenses and other current assets	3,733	3,571

Total current assets	111,249	67,720
Long-term marketable securities	53,286	88,471
Software development costs, net	6,181	6,270
Fixed assets, net	2,482	2,366
Intangible assets, net	23,753	24,546
Other assets	5,349	4,804

Total assets	$202,300	$194,177

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,693	$5,981
Accrued expenses	12,788	12,218
Deferred revenue	14,444	14,607

Total current liabilities	31,925	32,806
Other liabilities	348	178
Long-term debt	82,500	82,500

Total liabilities	114,773	115,484
Stockholders’ equity	87,527	78,693

Total liabilities and stockholders’ equity	$202,300	$194,177